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                ACM GOVERNMENT INCOME FUND, INC.

                      ARTICLES OF AMENDMENT

         ACM GOVERNMENT INCOME FUND, INC., a Maryland corporation having its principal office in the State of Maryland in the City of Baltimore (hereinafter called the "Corporation"), certifies that:

         FIRST: The charter of the Corporation is hereby amended by deleting Article EIGHTH in its entirety and inserting in lieu thereof the following:

              "(1) To the maximum extent permitted by the Maryland General Corporation Law as from time to time amended, the Corporation shall indemnify its currently acting and its former directors and officers and those persons who, at the request of the Corporation, serve or have served another corporation, partnership, joint venture, trust, other enterprise or employee benefit plan in one or more of such capacities against all expenses, liabilities and losses (including attorney's fees, judgments, fines and amounts paid in settlement) reasonably incurred or suffered by him in connection with being such a director, officer or other person serving as described above; provided that nothing herein shall protect any director or officer of the Corporation against, any liability to the Corporation or to its security holders to which he would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his office. Such right of indemnification shall be a contract right which may be enforced in any manner desired by such person. Such right of indemnification shall not be exclusive of any other right which such directors, officers or other persons may have or hereafter acquire. Any repeal or modification of this Article EIGHTH by the stockholders of the Corporation shall not adversely affect any right right or protection of a director or officer of the Corporation existing at the time of such repeal or modification based on events, omissions or proceedings prior thereto;

              (2) A director or officer of the Corporation, in his capacity as such director or officer, shall not be personally liable to the Corporation or its stockholders for monetary damages except for liability (i) to the extent that it is proved that the person actually received an improper benefit or profit in money, property or services, for the amount of the benefit or



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         profit in money, property or services actually received,
         or (ii) to the extent that a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding in the proceeding that the person's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding; provided that nothing herein shall protect any director or officer of the Corporation against any liability to the Corporation or to its security holders to which he would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his office. If the Maryland General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of a director or officer of the Corporation, then the liability of the director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the Maryland General Corporation Law, as so amended. Any repeal or modification of this Article EIGHTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director or officer of the Corporation existing at the time of such repeal or modification based on events or omissions prior thereto."

         SECOND: The amendment of the charter of the corporation as set forth above has been advised by the Board of Directors and approved by the stockholders of the Corporation.

         The undersigned President of ACM Government Income Fund, Inc. has caused these Articles of Amendment to be signed in its name and on its behalf by its duly authorized officers who acknowledge that these Articles of Amendment are the act of the Corporation, that to the best of their knowledge, information and belief all matters and facts set forth therein relating to the authorization and approval of the Articles of Amendment are true in all material respects and that this statement is made under the penalties of perjury.













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         IN WITNESS WHEREOF, these Articles of Amendment have
been executed on behalf of ACM Government Income Fund, Inc. this 6th day of April, 1989.

                        ACM GOVERNMENT INCOME FUND, INC.


                        By: /s/Wayne D. Lyski
                             ____________________
                             Wayne D. Lyski
                             President

Attest:

[Seal]

/s/Edmund P. Bergan, Jr.
_________________________
Edmund P. Bergan, Jr.
Secretary

































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